Exhibit 99.1

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: 412.442.8200

August 19, 2025	Contact:	Tanya Williams
Sr. Director, Corporate Communications

Matthews International Announces Retirement Plans of CFO Steven F. Nicola

and Appointment of Daniel E. Stopar as Successor

PITTSBURGH, August 19, 2025 (GLOBE NEWSWIRE) – Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced that Steven F. Nicola, Chief Financial Officer and Treasurer, has advised the Company’s Board of Directors (the “Board”) of his plans to retire effective December 31, 2025, after more than three decades of dedicated service. Mr. Nicola joined Matthews in 1992 and has served as CFO since 2003. Throughout his tenure, he played a pivotal role in guiding the Company’s financial strategy, governance, and growth.

“Steve’s leadership and integrity have been instrumental to Matthews’ success,” said Joe Bartolacci, President and CEO. “His steady guidance and deep financial expertise have helped shape the Company’s growth and resilience over the years. We thank him for his outstanding contributions and wish him the very best in retirement.”

The Board has named Daniel E. Stopar to succeed Mr. Nicola as Chief Financial Officer and Treasurer, effective December 1, 2025. Mr. Stopar, who joined Matthews in 2013, has extensive experience in financial, accounting and reporting matters and has held various executive financial roles with the Company, most recently as Senior Vice President, Operations Controller and Head of Global Business Services. Prior to joining Matthews, Mr. Stopar served in several financial leadership roles for Royal Philips Electronics and Respironics, Inc.

About Matthews International

Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. In addition, the Company also has a significant investment in Propelis, a brand solutions business formed through the merger of SGK and SGS & Co. Propelis delivers integrated solutions including brand creative, packaging, print solutions, branded environments, and content production. Matthews International has over 5,400 employees in 19 countries on four continents that are committed to delivering the highest quality products and services.

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